Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (No. 333-261365), Form S-3 (No. 333-256342), Form S-8 (No. 333-239031) and Form S-8 (No. 333-261362) of FAT Brands Inc. of our report dated June 15, 2021 except for Note 14 – Revisions to Previously Issued Consolidated Financial Statements, which is as of January 31, 2022, on the consolidated financial statements of Fazoli’s Group, Inc. and Subsidiaries as of and for the years ended March 31, 2021 and April 1, 2020, which is included in this Current Report on Form 8-K/A of FAT Brands Inc.

/s/ Crowe LLP

Oak Brook, Illinois
January 31, 2022